Exhibit 4.13

DESCRIPTION OF SECURITIES

The following description of certain terms of Oncocyte Corporation (“Oncocyte” or the “Company”) common stock is a summary and is qualified in its entirety by reference to (i) Oncocyte’s Articles of Incorporation, as amended, (ii) Oncocyte’s Certificate of Determination of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, (iii) Oncocyte’s Second Amended and Restated Bylaws, and (iv) the California General Corporation Law.

Common Stock

The Oncocyte Articles of Incorporation currently authorize the issuance of up to 230,000,000 shares of common stock, no par value. Each holder of record of common stock is entitled to one vote for each outstanding share owned, on every matter properly submitted to the shareholders for their vote; provided, that if any shareholder entitled to vote at a meeting at which directors are to be elected gives timely notice of their intention to cumulate votes in the election of directors, shareholders may cumulate votes for the election of directors.

Subject to the dividend rights of holders of any preferred stock that may be issued from time to time, holders of common stock are entitled to any dividend declared by the Oncocyte Board of Directors out of funds legally available for that purpose.

Subject to the prior payment of the applicable liquidation preference to holders of any preferred stock that may be issued from time to time, holders of common stock are entitled to receive on a pro rata basis all remaining assets available for distribution to the holders of common stock in the event of the liquidation, dissolution, or winding up of Oncocyte’s operations.

Holders of common stock do not have any preemptive, subscription, redemption, or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of Oncocyte common stock will be subject to those of the holders of any shares of Oncocyte preferred stock that may be issued in the future.

Preferred Stock

The Oncocyte Articles of Incorporation currently authorize the issuance of up to 5,000,000 shares of common stock, no par value. The Preferred Stock may be issued in one or more series as the Oncocyte Board of Directors may by resolution designate. The Oncocyte Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock as a class, or upon any wholly unissued series of Preferred Stock. The Oncocyte Board of Directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. On May 27, 2022, Oncocyte filed a Certificate of Determination of Preferences, Rights and Limitations of Series A Convertible Preferred Stock with the California Secretary of State, establishing the rights, preferences and privileges relating to 11,765 shares of Oncocyte’s Series A Convertible Preferred Stock, no par value. The Series A Convertible Preferred Stock rank senior to Oncocyte common stock, with respect to rights as to as to dividends, distributions, redemptions and payments upon the liquidation, dissolution and winding up of Oncocyte.

The Series A Convertible Preferred Stock generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series A Convertible Preferred Stock is required to amend any provision of the Oncocyte Articles of Incorporation that would have a materially adverse effect on the rights of the holders of the Series A Convertible Preferred Stock. Additionally, as long as any shares of Series A Convertible Preferred Stock remain outstanding, unless the holders of at least 51% of the then outstanding shares of Series A Convertible Preferred Stock shall have otherwise given prior written consent, Oncocyte, on a consolidated basis with its subsidiaries, is not permitted to (1) have less than $8 million of unrestricted, unencumbered cash on hand (“Cash Minimum Requirement”); (2) other than certain permitted indebtedness, incur indebtedness to the extent that Oncocyte’s aggregate indebtedness exceeds $15 million; (3) enter into any agreement (including any indenture, credit agreement or other debt instrument) that by its terms prohibits, prevents, or otherwise limits our ability to pay dividends on, or redeem, the Series A Convertible Preferred Stock in accordance with the terms of the Certificate of Determination of Preferences, Rights and Limitations of Series A Convertible Preferred Stock; or (4) authorize or issue any class or series of preferred stock or other capital stock that ranks senior or pari passu with the Series A Convertible Preferred Stock.

Oncocyte is required to redeem, for cash, the shares of Series A Convertible Preferred Stock on the earlier to occur of (1) April 8, 2024, (2) the commencement of certain a voluntary or involuntary bankruptcy, receivership, or similar proceedings against us or our assets, (3) a Change of Control Transaction (as defined herein) and (4) at the election and upon notice of 51% in interest of the holders, if Oncocyte fails to meet the Cash Minimum Requirement. A “Change of Control Transaction” means the occurrence of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion of Series A Convertible Preferred Stock), (b) the Company merges into or consolidates with any other person, or any person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the Company sells or transfers all or substantially all of its assets to another person. Additionally, Oncocyte has the right to redeem the Series A Convertible Preferred Stock for cash upon 30 days prior notice to the holders; provided if the Company undertakes a capital raise in connection with such redemption, the holders of the Series A Convertible Preferred Stock will have the right to participate in such financing.

Warrants

Generally

The Company may issue warrants to purchase the Company’s common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the Company and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in applicable filings with the Securities and Exchange Commission. The number of shares of the Company’s common stock to be received upon the exercise of each warrant may be adjusted from time to time upon the occurrence of certain events, including but not limited to the payment of a dividend or other distribution in respect of common stock, subdivisions, reclassifications, combinations of the Company’s common stock or subsequent rights offerings. The securities receivable upon exercise of each warrant may be adjusted in the event of any reorganization, consolidation, merger, liquidation or similar event.

Outstanding Warrants

As of April 3, 2024, the Company has outstanding warrants to purchase 819,767 shares of the Company’s common stock. The warrants are fully vested, exercisable at prices ranging from $30.60 to $109.20 per share and expire on dates ranging from February 2024 to October 2029. The Company has authorized and reserved for issuance all shares of common stock issuable upon exercise of each warrant. Certain warrants have “cashless exercise” provisions meaning that the value of a portion of warrant shares may be used to pay the exercise price rather than payment in cash, which may be exercised under any circumstances in the case of the 2017 Bank Warrants and 2019 Bank Warrants or, in the case of certain other warrants, only if a registration statement for the warrants and underlying shares of common stock is not effective under the Securities Act or a prospectus in the registration statement is not available for the issuance of shares upon the exercise of the warrants.